Exhibit 10.1
FIRST AMENDMENT TO
FISCAL YEAR 2011
MANAGEMENT INCENTIVE PLAN
BONUS AGREEMENT
     THIS FIRST AMENDMENT TO FISCAL YEAR 2011 MANAGEMENT INCENTIVE PLAN BONUS AGREEMENT (this “Amendment”) is by and between Sysco Corporation (“Sysco”) and William J. DeLaney (“Executive”).
     WHEREAS, Sysco Corporation and Executive have entered into that certain Fiscal Year 2011 Management Incentive Plan Bonus Agreement (the “Agreement”) effective as of July 4, 2010; and
     WHEREAS, pursuant to Section 12 of the Agreement, the Compensation Committee (the “Compensation Committee”) of Sysco’s Board of Directors may amend the Agreement at any time without the approval of Executive up to and until the day that is ninety (90) days after July 4, 2010; and
     WHEREAS, the Compensation Committee has determined to amend the Agreement to provide that a certain portion of Executive’s bonus under the Agreement is contingent upon Executive meeting certain strategic goals established by the Compensation Committee for Fiscal Year 2011.
     NOW, THEREFORE, the Agreement is hereby amended as follows, effective as of July 4, 2010:
(Capitalized terms used but not otherwise defined herein shall have the meaning given them in the Agreement.)
     1. Section 1. of the Agreement is hereby amended by deleting the first paragraph and replacing it with the following:
          “1. Calculation of Bonus.
     (a) Subject to the further adjustments, other limitations and additions provided for in the Plan and this Agreement, the maximum bonus Executive may earn under this Agreement shall be equal to the product of Executive’s MIP Salary and the Table B Percentage (the “MIP Grid Bonus”). Executive’s bonus under this Agreement shall equal the sum of (i) the product of eighty percent (80%) and the MIP Grid Bonus; and (ii) the product of the Strategic Goal Percentage and the MIP Grid Bonus. For purposes of this Agreement the “Strategic Goal Percentage” shall equal the percentage, up to a maximum of twenty percent (20%), determined by the Plan Committee in its sole discretion, based upon the Plan Committee’s evaluation of Executive’s achievement of the strategic goals set forth on Exhibit A, attached hereto.
Notwithstanding the foregoing, Executive will be entitled to a bonus under this Agreement only if the Company achieves both an Increase in Earnings per Share of at least two percent (2%) for the Plan Year and a 3-Year Average Return on Capital of at least eleven percent (11%) for the three fiscal years ending with the Plan Year.
     2. Except as specifically amended hereby, the Agreement shall remain in full force and effect as prior to this Amendment.
     IN WITNESS WHEREOF, Sysco has caused this First Amendment to be executed this 3rd day of September, 2010, effective as set forth herein.

SYSCO CORPORATION
By:	/s/ Michael C. Nichols
Michael C. Nichols
Sr. Vice President, General Counsel and Corporate Secretary

Acknowledged by: EXECUTIVE
/s/ William J. DeLaney
William J. DeLaney

EXHIBIT A
TO
FISCAL YEAR 2011
2009 MANAGEMENT INCENTIVE PLAN
FISCAL YEAR 2011 STRATEGIC GOALS
•	Continue to make progress on the strategic project per the submitted plan.
•	Make significant progress in improving customer retention.
•	Create teams to investigate and position Sysco to be ready to make acquisitions detailed in the strategic plan if warranted.
•	Communicate broadly the strategic direction of the corporation to all of the stakeholders.
•	Make continued strides toward the human capital plan and succession planning.

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